Exhibit 1.01

Hillenbrand, Inc.

Conflict Minerals Report

For the Year Ended December 31, 2017

This is the conflict minerals report of Hillenbrand, Inc. (“Hillenbrand,” “we,” “us” and “our”) for calendar year 2017 in accordance with Rule 13p-1 under the Securities Exchange Act of 1934, as amended (the “Rule”).  Adopted by the Securities and Exchange Commission (“SEC”) pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the Rule imposes reporting obligations on SEC registrants whose manufactured products contain so-called “conflict minerals” that are necessary to the functionality or production of those products.  As used herein, the term “conflict minerals” includes columbite-tantalite, cassiterite, gold, wolframite, and their derivatives tantalum, tin and tungsten.

Company and Product Overview

Hillenbrand is a global diversified industrial company with multiple market-leading brands that serve a wide variety of industries across the globe.

Hillenbrand’s portfolio is composed of two business segments: the Process Equipment Group and Batesville®.  The Process Equipment Group businesses design, develop, manufacture, and service highly engineered industrial equipment around the world.  Batesville is a recognized leader in the North American death care industry.

The Process Equipment Group is a leading global provider of compounding, extrusion, and material handling; size reduction; screening and separating; and flow control products and services for a wide variety of manufacturing and other industrial processes.

Batesville® is a leader in the North American death care industry through the manufacture and sale of funeral service products, including burial caskets, cremation caskets, containers and urns, selection room display fixtures, other personalization and memorialization products, and web-based applications.

The products of the Process Equipment Group and Batesville® are covered by this report.

1.              Reasonable Country of Origin Inquiry

1.1.         Design of RCOI

We have determined that some of the products described above contain conflict minerals necessary to the functionality or production of those products.  As a result, we conducted a reasonable country of origin inquiry (“RCOI”) to determine whether any of the necessary conflict minerals contained in our products manufactured in 2017 originated in the Democratic Republic of the Congo or any adjoining country (collectively, the “Covered Countries”) or were from recycled or scrap sources.

Our businesses are purchasers of materials and parts with complex supply chains and are many steps downstream in the minerals supply chain from raw mineral sourcing, smelters, and refiners.  We do not purchase raw ore or unrefined conflict minerals and do not purchase materials or parts from the Covered Countries.  Thus, we rely on the information provided by our direct suppliers to determine the origin of the conflict minerals contained in the parts and materials supplied to us, including the conflict minerals provided to our suppliers from sub-tier suppliers.

Our RCOI was reasonably designed and conducted in good faith and included the following steps:

•                  We identified the suppliers of materials and parts incorporated into our manufactured products during 2017 to determine whether conflict minerals were included in those materials or parts and, if so, whether those minerals were necessary to the functionality or production of those products.  This process included reviewing product specifications, content data forms, codes assigned to product parts, bills of materials and other relevant documentation, including from the conflict minerals review processes conducted in the prior years, where applicable.

•                  We surveyed suppliers of parts and materials included in our products that either we were aware contained conflict minerals necessary to the functionality or production of our products or we could not determine contained conflict minerals, including by sending a survey (in local language, where requested), along with answers to a set of frequently asked questions regarding the Rule; taking into account conclusions of the prior years’ processes.  The survey sought information regarding the conflict minerals content of the parts and materials supplied to us, the origin of any such conflict minerals (including whether the conflict minerals were from recycled or scrap material), and the source(s) of the supplier’s materials.

•                  We reviewed survey responses from our suppliers and, as appropriate, followed up on those that were inconsistent, incomplete, or vague.

•                  We followed up with and sent reminders, sometimes repeatedly, to suppliers who did not respond to our surveys, encouraging them to respond.

•                  We periodically updated our inventory and related determinations over the course of 2017 and through the first quarter of 2018 to cover the completed manufacture of new products.

•                  We utilized detailed spreadsheets organized by our businesses that tracked materials and parts with corresponding suppliers.

1.2.         Results of RCOI

Out of the approximately seventeen hundred suppliers surveyed as part of our RCOI, a vast majority of the suppliers confirmed that they do not source conflict minerals from the Covered Countries.  While we did not receive survey responses from all of our suppliers, forty-five of the supplier responses received to date have indicated that conflict minerals are present in the parts or materials supplied to us and they have reason to believe they may have originated in the Covered Countries.  Additionally, a number of suppliers indicated — on a companywide basis and not specific to any particular part or materials supplied to us — that conflict minerals used by them or their group of companies may have partially originated from Covered Countries and may possibly not have been from recycled or scrap sources.  We were unsuccessful in obtaining responses from all suppliers, despite our good faith efforts, but the small percentage of non-responsive suppliers provided no reason to believe that such suppliers’ non-responsiveness was due to conflict minerals being contained in the products supplied to us. As a result of the RCOI, we were unable to specifically determine the origin of the conflict minerals in our products and confirm whether any of these conflict minerals originated in the Covered Countries.  Hillenbrand performed additional due diligence as described below.

2.              Due Diligence Process

2.1.         Design of Due Diligence

Building upon its RCOI efforts, Hillenbrand is designing its due diligence measures to materially conform with the framework of The Organisation for Economic Co-operation and Development (the “OECD”) Due Diligence Guidance for the Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Second Edition (2013) (the “OECD Guidance”) and the related Supplements for gold and for tin, tantalum and tungsten (the “Supplements”), taking into consideration the circumstances of our individual businesses.

2.2.         Due Diligence Process

2.2.1.    Establish Strong Company Management Systems

Conflict Minerals Policy

Hillenbrand has adopted the Supply Chain Transparency Policy available on our website at http://ir.hillenbrand.com/investor-relations/corporate-governance/governance-documents/default.aspx which covers conflict minerals and was appropriately communicated internally.

Internal Conflict Minerals Team

Hillenbrand has established a cross-functional conflict minerals team, consisting of representatives from our business units and members of our legal, supply chain, finance, and audit groups.  We conducted periodic team meetings during calendar years 2017 and 2018 to assess the progress of our diligence, to share lessons learned across our supply chain, and to identify steps to strategically improve our due diligence program.

Control Systems and Transparency

Consistent with its Code of Ethical Business Conduct, Hillenbrand regularly performs internal audits, and Hillenbrand reviews appropriate procedures in the context of conflict minerals.  The conflict minerals team and our businesses have clearly communicated internally responsibilities for the conflict minerals due diligence.

Supplier Engagement

Hillenbrand engaged suppliers as part of its RCOI and due diligence processes.  Additionally, in connection with our Supply Chain Transparency Policy, Hillenbrand is working to create and implement specific appropriate terms into relevant contracts and on establishing an ongoing dialogue with suppliers through even stronger and more frequent engagement with them.

Grievance Mechanism

For addressing concerns and violations of its Code of Ethical Business Conduct, Hillenbrand has an enterprise Ethics and Compliance Committee as well as a long-standing Code of Ethics and a Compliance Help Line available to employees, suppliers, and customers around the world.  As part of its ongoing due diligence processes, Hillenbrand has established a mechanism directing the conflict minerals team to adequately communicate findings at appropriate meetings.

Maintain Records

As part of its conflict minerals process, Hillenbrand’s conflict minerals team has established a record retention procedure, which requires retention of conflict minerals related information and correspondence for a minimum of five years.

2.2.2.    Identify and Assess Risk in the Supply Chain

Hillenbrand performed an assessment of its products to determine the components and/or raw materials most likely to contain conflict minerals, selected appropriate suppliers for surveying, and used detailed survey templates and supplementing documentation for surveying suppliers.  Survey results were reviewed and analyzed by appropriate members of the conflict minerals team, including in periodic team meetings during 2017 and 2018.

2.2.3.    Design and Implement a Strategy to Respond to Risks

We are continuing to analyze all of the findings and learnings of RCOI and are continuing to design our due diligence to include different risk management approaches tailored to each of our individual businesses.

Information gathered from Hillenbrand’s due diligence process is summarized and reported to members of Hillenbrand’s Executive Management Team.  Any actual and potential risks identified in the RCOI and the due diligence are reported to and monitored by the dedicated conflict minerals team.

2.2.4.   Carry out Independent Third Party Audit of Supply Chain Due Diligence at Identified Points in the Supply Chain

Hillenbrand does not have direct relationships with the smelters and refiners in its supply chain, nor do we perform direct audits of the entities that may provide our supply chain with conflict minerals.  However, we do rely upon industry efforts to influence smelters and refiners to undergo auditing and become certified, e.g., through the Conflict Free Sourcing Initiative’s (“CFSI”) program.

2.2.5.    Report on Supply Chain Due Diligence

This report is Hillenbrand’s annual report on its conflict minerals due diligence, is filed along with Form SD with the Securities and Exchange Commission (the “SEC”), and is publicly available on Hillenbrand’s website at http://ir.hillenbrand.com/investor-relations/financial-reports/sec-filings/default.aspx

2.3.      Due Diligence Results

Generally, the suppliers we surveyed in relation to conflict minerals responded to our survey, often with company-level responses, versus product-specific responses.  However, our suppliers are also several tiers away from the origin of and smelters of their raw materials and are thus facing comparable challenges in performing due diligence.  In many cases, the information provided by our suppliers was inconclusive, including unclear chain of custody of conflict minerals in relation to our products, and incomplete origin and smelter information, although in many cases the specificity of information has improved in comparison with that obtained in the prior years.  We were therefore unable to determine the origin of the conflict minerals in our supply chain and whether or not the sourcing was conflict-free.  Due to the highly inconclusive nature of information on smelters and refiners we received from our suppliers, we are not providing a list of these in this report.  We expect to be in a position to present more information regarding the origin and the names of potential smelters and refiners in future reports as suppliers improve the quality of their due diligence information and as transparency increases within the overall supply chain.

3.              Steps to be Taken to Mitigate Risk

Hillenbrand intends to take the following steps, some of which we have already started to initiate, to improve its due diligence process:

•                  Continue the process of integrating conflict minerals provisions in arrangements with suppliers, as appropriate, specifically incorporating the relevant terms of our Supply Chain Transparency Policy.

•                  Continue to integrate unique conflict minerals identification processes into our businesses’ ERP systems, as appropriate, to identify and track conflict minerals information systematically and quicker than before.

•                  Continue to engage with suppliers in order to raise awareness in relation to our Supply Chain Transparency Policy, conflict minerals, our due diligence, and the CFSI, as well as to understand which risks our suppliers have identified in relation to conflict minerals in their supply chains and the strategies they are developing to respond to such risks and to obtain more precise information on smelters and refiners.

•                  Identify appropriate opportunities for our businesses to participate in industry-wide conflict minerals initiatives.

•                  Continue to communicate internally to further increase awareness and transparency of conflict minerals issues beyond the conflict minerals team, including raising awareness of our Supply Chain Transparency Policy.

•                  In the event that Hillenbrand determines there is a reasonable possibility that conflict minerals necessary to the functionality or production of our products may directly or indirectly benefit armed groups, we will determine an appropriate response, depending upon the facts and circumstances, including the potential suspension or termination of the relevant supplier relationship.

We recognize that due diligence is a continuous process that necessitates on-going monitoring and adjustments.  Hillenbrand intends to reassess implemented risk mitigation strategies and may refine or adapt current strategies to ensure appropriate risk mitigation.

This Conflict Minerals Report was not subject to an independent private sector audit for calendar year 2017.

Throughout this Form, we make a number of “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  As the words imply, these are statements about future plans, objectives, beliefs, and expectations that might or might not happen in the future, as contrasted with historical information.  Forward-looking statements are based on assumptions that we believe are reasonable, but by their very nature are subject to a wide range of risks.

Words that could indicate we are making forward-looking statements include:

expect	believe	plan	expect	may	goal	would
intend	pursue	estimate	will	forecast	continue	could
become	encourage	promise	improve	progress	potential	should
targeted

This is not an exhaustive list, but is intended to give you an idea of how we try to identify forward-looking statements.  The absence of any of these words, however, does not mean that the statement is not forward-looking.

Here is the key point:  Forward-looking statements are not guarantees of future performance, and actual results could differ materially from those set forth in any forward-looking statements.

Any number of factors, many of which are beyond our control, could cause results to differ significantly from what is described in the forward-looking statements.  For a discussion of factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in Item 1A of Part I of the Company’s Form 10-K filed with the SEC on November 15, 2017 and in Part II, Item 1A of the Company’s Form 10-Q for the quarter ended March 31, 2018 filed with the SEC on May 2, 2018.  We assume no obligation to update or revise any forward-looking statements.